Exhibit 99.1

CHC Group Ltd. Files S-1 Registration Statement for Initial Public Offering of its Ordinary Shares

9/19/2013

Sept. 19, 2013 – Vancouver, B.C., Canada – CHC Group Ltd., the parent company of CHC Helicopter, today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for a proposed initial public offering of its ordinary shares, all of which would be offered by the company.

While the number of shares and a price range for the offering have not yet been determined, CHC expects to use the proceeds to repay debt and for general corporate purposes. No existing shareholders will be selling in the offering. J.P. Morgan Securities LLC, Barclays Capital Inc. and UBS Securities LLC are acting as the joint book-running managers for the offering.

The offering will be made only by means of a prospectus. When available, a copy of the preliminary prospectus may be obtained from:

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, New York 11717, or by calling 1 866-803-9204.

•	Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, by calling 1 888-603-5847, or by e-mail at barclaysprospectus@broadridge.com.

•	UBS Securities LLC, Attn: Prospectus Dept., 299 Park Ave., New York, NY 10171, or by calling 1 888-827-7275.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

The registration statement on Form S-1 may be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The ordinary shares being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, or the prospectus that it contains.

About CHC Group Ltd.

CHC Group Ltd. is a commercial operator of helicopters focused on enabling customers to go further, do more and come home safely. CHC provides helicopter flight services to oil and gas companies and government search-and-rescue agencies, and helicopter maintenance, repair and overhaul services to organizations through the Heli-One segment. The company is headquartered in Vancouver and operates about 246 aircraft in about 30 countries around the world.

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Cautionary Note on Forward-Looking Statements:

This announcement contains forward-looking statements, including statements relating to CHC Group Ltd.’s expectations regarding the completion and timing of the proposed initial public offering. These statements are subject to significant risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offerings. There can be no assurance that CHC Group will be able to complete an initial public offering. Additional risks and uncertainties relating to CHC Group and its business can be found in the “Risk Factors” section of the prospectus related to the proposed offering, contained in the registration statement filed with the SEC. CHC Group undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in CHC Group’s expectations.